Exhibit 23.1



                      [Letterhead of Deloitte & Touche LLP]

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-103009 of UnionBanCal Corporation on Form S-8 of our report dated January 15, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for previously recognized goodwill and other intangible assets), appearing in the Annual Report on Form 10-K/A of UnionBanCal Corporation for the year ended December 31, 2002.

/S/ DELOITTE & TOUCHE LLP

San Francisco, California
September 30, 2003